Exhibit 10.12

Executed Version

FIRST LIEN COLLATERAL AGREEMENT

dated as of January 16, 2008

by and among

GLOBAL GEOPHYSICAL SERVICES, INC.

and

CERTAIN SUBSIDIARIES OF

GLOBAL GEOPHYSICAL SERVICES, INC.

as Grantors

in favor of

CREDIT SUISSE,

as Collateral Agent

i

ii

Section 7.14. Acknowledgements	31
Section 7.15. Additional Grantors	32
Section 7.16. Releases	32

EXHIBITS:

Exhibit A	Form of Perfection Certificate

SCHEDULES:

Schedule 3.6	Exact Legal Name; Jurisdiction of Organization; Taxpayer Identification Number; Registered Organization Number; Mailing Address; Chief Executive Office and other Locations
Schedule 3.9	Commercial Tort Claims
Schedule 3.10	Deposit Accounts
Schedule 3.11	Intellectual Property
Schedule 3.13	Investment Property and Partnership/LLC Interests
Schedule 3.14	Notes

iii

FIRST LIEN COLLATERAL AGREEMENT (this “Agreement”), dated as of January 16, 2008, by and among GLOBAL GEOPHYSICAL SERVICES, INC., a Delaware corporation (the “Borrower”), GGS INTERNATIONAL HOLDINGS, INC., a Texas corporation (“GGS International”), AUTOSEIS, INC., a Texas corporation (“Autoseis”) and any Additional Grantor (as defined below) who may become party to this Agreement (Autoseis, GGS International and such Additional Grantors, collectively, with the Borrower, the “Grantors” and each, a “Grantor”), in favor of CREDIT SUISSE, as first lien Collateral Agent (in such capacity, the “Collateral Agent”) for the ratable benefit of the Secured Parties (such term and each other capitalized term used but not defined herein having the meaning assigned thereto in the Credit Agreement), including the banks and other financial institutions (the “Lenders”) from time to time parties to the First Lien Credit Agreement, dated of even date herewith (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among the Borrower, the Lenders from time to time party thereto and Credit Suisse, as Administrative Agent (in such capacity, the “Administrative Agent”).

STATEMENT OF PURPOSE

Pursuant to the Credit Agreement, the Lenders have agreed to make Loans to the Borrower and the Issuing Bank has agreed to issue Letters of Credit upon the terms and subject to the conditions set forth therein.

Pursuant to the terms of the First Lien Guaranty Agreement of even date herewith (as amended, restated, supplemented or otherwise modified from time to time, the “Guaranty Agreement”), by certain Subsidiaries of the Borrower in favor of the Administrative Agent, certain Subsidiaries of the Borrower who are parties thereto have guaranteed payment and performance of the Obligations of the Borrower.

It is a condition precedent to the obligations of the Lenders to make their respective Loans to the Borrower and the Issuing Bank to issue Letters of Credit under the Credit Agreement that the Grantors shall have executed and delivered this Agreement to the Collateral Agent, for the ratable benefit of itself and the other Secured Parties.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, and to induce the Administrative Agent and the Lenders to enter into the Credit Agreement, to induce the Lenders to make their respective Loans to the Borrower and the Issuing Bank to issue Letters of Credit thereunder and to induce the entry into any Financial Hedging Agreement by the Secured Party counterparty thereto, each Grantor hereby agrees with the Collateral Agent, for the ratable benefit of itself and the other Secured Parties, as follows:

ARTICLE 1
DEFINED TERMS

Section 1.01.  Terms Defined in the Uniform Commercial Code.

(a)                                  The following terms when used in this Agreement shall have the meanings assigned to them in the UCC (as defined in Section 1.02 below) as in effect from time to time:  “Account”, “Account Debtor”, “Authenticate”, “Certificated Security”, “Chattel Paper”, “Commercial Tort Claim”, “Deposit Account”, “Documents”, “Electronic Chattel Paper”, “Equipment”, “Farm Products”, “Fixture”, “General Intangible”, “Instrument”, “Inventory”, “Investment Company Security”, “Investment Property”, “Issuer”, “Letter of Credit Rights”, “Proceeds”, “Record”, “Registered Organization”, “Security”, “Security Entitlement”, “Securities Intermediary”, “Securities Account”, “Supporting Obligation”, “Tangible Chattel Paper” and “Uncertificated Security”.

(b)                                 Terms defined in the UCC and not otherwise defined herein or in the Credit Agreement shall have the meaning assigned in the UCC as in effect from time to time.

Section 1.02.  Definitions.  The following terms when used in this Agreement shall have the meanings assigned to them below:

“Additional Grantor” means each Subsidiary of the Borrower which hereafter becomes a Grantor pursuant to Section 7.15 hereof and Section 5.14 of the Credit Agreement.

“Agreement” means this Collateral Agreement, as amended, restated, supplemented or otherwise modified from time to time.

“Applicable Insolvency Laws” means all Applicable Laws governing bankruptcy, reorganization, arrangement, adjustment of debts, relief of debtors, dissolution, insolvency, fraudulent transfers or conveyances or other similar laws (including, without limitation, 11 U.S.C. Sections 544, 547, 548 and 550 and other “avoidance” provisions of Title 11 of the United States Code, as amended or supplemented).

“Assignment of Claims Act” means the Assignment of Claims Act of 1940 (41 U.S.C. Section 15, 31 U.S.C. Section 3737, and 31 U.S.C. Section 3727), including all amendments thereto and regulations promulgated thereunder.

“Cash Management Obligations” means overdrafts, returned items and related liabilities and all indemnification obligations now or hereafter owing by any Grantor to Credit Suisse, any Affiliate thereof or the Administrative Agent arising from or in connection with treasury, depositary or cash management services or in connection with any automated clearinghouse transfer of funds for the benefit of such Grantor.

“Collateral” has the meaning assigned thereto in Section 2.01.

“Collateral Account” means any collateral account established by the Collateral Agent as provided in Section 5.02.

“Control” means the manner in which “control” is achieved under the UCC with respect to any Collateral for which the UCC specifies a method of achieving “control”.

“Controlled Depository” has the meaning assigned thereto in Section 4.06(a).

“Copyrights” means collectively, all of the following of any Grantor: (a) all copyrights, rights and interests in copyrights, works protectable by copyright, copyright registrations and copyright applications anywhere in the world, including, without limitation, those listed on Schedule 3.11 hereto, (b) all reissues, extensions, continuations (in whole or in part) and renewals of any of the foregoing, (c) all income, royalties, damages and payments now or hereafter due and/or payable under any of the foregoing or with respect to any of the foregoing, including, without limitation, damages or payments for past or future infringements of any of the foregoing, (d) the right to sue for past, present and future infringements of any of the foregoing and (e) all rights corresponding to any of the foregoing throughout the world.

“Copyright Licenses” means any written agreement naming any Grantor as licensor or licensee, including, without limitation, those listed in Schedule 3.11, granting any right under any Copyright, including, without limitation, the grant of rights to manufacture, distribute, exploit and sell materials derived from any Copyright.

“Dispute” means any action, suit or proceeding pending against or in any other way relating adversely to or affecting any party hereto or any of their respective properties in any court or before any arbitrator of any kind or before or by any Governmental Authority.

“Effective Endorsement and Assignment”  means, with respect to any specific type of Collateral, all such endorsements, assignments and other instruments of transfer requested by the Collateral Agent with respect to the Security Interest granted in such Collateral, and in each case, in form and substance satisfactory to the Collateral Agent.

“Government Contract” means a contract between any Grantor and an agency, department or instrumentality of the United States or any state, municipal or local Governmental Authority located in the United States or all obligations of any such Governmental Authority arising under any Account now or hereafter owing by any such Governmental Authority, as account debtor, to any Grantor.

“Grantors” has the meaning set forth in the introductory paragraph of this Agreement.

“Guarantors” means the collective reference to each Person executing the Guaranty Agreement.

“Guaranty Agreement” has the meaning set forth in the Statement of Purpose of this Agreement.

“Intellectual Property” means collectively, all of the following of any Grantor: (a) all systems software, applications software and internet rights, including, without limitation, screen displays and formats, internet domain names, web sites (including web links), program structures, sequence and organization, all documentation for such software, including, without limitation, user manuals, flowcharts, programmer’s notes, functional specifications, and operations manuals, all formulas, processes, ideas and know-how embodied in any of the foregoing, and all program materials, flowcharts, notes and outlines created in connection with any of the foregoing, whether or not patentable or copyrightable, (b) concepts, discoveries, improvements and ideas, (c) any useful information relating to the items described in clause (a) or (b), including know-how, technology, engineering drawings, reports, design information, trade secrets, practices, laboratory notebooks, specifications, test procedures, maintenance manuals, research, development, manufacturing, marketing, merchandising, selling, purchasing and accounting, (d) Patents and Patent Licenses, Copyrights and Copyright Licenses, Trademarks and Trademark Licenses, and (e) other licenses to use any of the items described in the foregoing clauses (a), (b), (c) and (d) or any other similar items of such Grantor necessary for the conduct of its business.

“Issuer” means any issuer of any Investment Property or Partnership/LLC Interests (including, without limitation, any Issuer as defined in the UCC).

“Material Contracts” has the meaning assigned thereto in the Credit Agreement.

“Obligations” means with respect to the Borrower, the meaning assigned thereto in the Credit Agreement, and with respect to each Guarantor, the obligations of such Guarantor under the Guaranty Agreement executed by such Guarantor and with respect to all Grantors, all liabilities and obligations of the

Grantors hereunder and all liabilities and obligations of the Grantors with respect to any Cash Management Obligations.

“Partnership/LLC Interests” means, with respect to any Grantor, the entire partnership, membership interest or limited liability company interest, as applicable, of such Grantor in each partnership, limited partnership or limited liability company owned thereby, including, without limitation, such Grantor’s capital account, its interest as a partner or member, as applicable, in the net cash flow, net profit and net loss, and items of income, gain, loss, deduction and credit of any such partnership, limited partnership or limited liability company, as applicable, such Grantor’s interest in all distributions made or to be made by any such partnership, limited partnership or limited liability company, as applicable, to such Grantor and all of the other economic rights, titles and interests of such Grantor as a partner or member, as applicable, of any such partnership, limited partnership or limited liability company, as applicable, whether set forth in the partnership agreement or membership agreement, as applicable, of such partnership, limited partnership or limited liability company, as applicable, by separate agreement or otherwise.

“Patents” means collectively, all of the following of any Grantor: (a) all patents, rights and interests in patents, patentable inventions and patent applications anywhere in the world, including, without limitation, those listed on Schedule 3.11 hereto, (b) all reissues, extensions, continuations (in whole or in part) and renewals of any of the foregoing, (c) all income, royalties, damages or payments now or hereafter due and/or payable under any of the foregoing or with respect to any of the foregoing, including, without limitation, damages or payments for past or future infringements of any of the foregoing, (d) the right to sue for past, present and future infringements of any of the foregoing and (e) all rights corresponding to any of the foregoing throughout the world.

“Patent License” means all agreements now or hereafter in existence, whether written or oral, providing for the grant by or to any Grantor of any right to manufacture, use or sell any invention covered in whole or in part by a Patent, including, without limitation, any of the foregoing referred to in Schedule 3.11 hereto.

“Perfection Certificate” means the perfection certificate dated as of even date herewith, substantially in the form of Exhibit A attached hereto, and otherwise in form and substance satisfactory to the Collateral Agent, and duly certified by an officer, partner or member, as applicable, of each Grantor.

“Permitted Liens” means Liens permitted pursuant to Section 6.02 of the Credit Agreement.

“Securities Act” means the Securities Act of 1933, including all amendments thereto and regulations promulgated thereunder.

“Security Interests” means the security interests granted pursuant to Article 2, as well as all other security interests created or assigned as additional security for the Obligations pursuant to the provisions of the Credit Agreement.

“Subsidiary Issuer” means any Issuer of Investment Property or any Partnership/LLC Interests, which is (i) a direct or indirect Domestic Subsidiary of the Borrower or (ii) a direct first tier Foreign Subsidiary of any Grantor.

“Trademarks” means collectively, all of the following of any Grantor: (a) all trademarks, rights and interests in trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos, other business identifiers, prints and labels on which any of the foregoing have appeared or appear, all registrations and recordings thereof, and all applications in connection therewith anywhere in the world, including, without limitation, those listed on Schedule 3.11 hereto, (b) all reissues, extensions, continuations (in whole or in part) and renewals of any of the foregoing, (c) all income, royalties, damages and payments now or hereafter due and/or payable under any of the foregoing or with respect to any of the foregoing, including, without limitation, damages or payments for past or future infringements of any of the foregoing, (d) the right to sue for past, present and future infringements of any of the foregoing and (e) all rights corresponding to any of the foregoing throughout the world.

“Trademark License” means any agreement now or hereafter in existence, whether written or oral, providing for the grant by or to any Grantor of any right to use any Trademark, including, without limitation, any of the foregoing referred to in Schedule 3.11.

“UCC” means the Uniform Commercial Code as in effect in the State of New York, as amended or modified from time to time; provided that if perfection or the effect of perfection or non-perfection or the priority of any Lien created hereunder on any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“Vehicles” means all cars, trucks, trailers, construction and earth moving equipment and other vehicles covered by a certificate of title under the laws of any state, all tires and all other appurtenances to any of the foregoing.

Section 1.03. Other Definitional Provisions. Terms defined in the Credit Agreement and not otherwise defined herein shall have the meaning assigned thereto in the Credit Agreement. The words “hereof”, “herein”, “hereto” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section and Schedule references are to this Agreement unless otherwise specified. The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms. Where the context requires, terms relating to the Collateral or any part thereof, when used in relation to a Grantor, shall refer to such Grantor’s Collateral or the relevant part thereof.

ARTICLE 2
SECURITY INTEREST

Section 2.01. Grant of Security Interest.

(a)                                  Each Grantor hereby grants, pledges and collaterally assigns to the Collateral Agent, for the ratable benefit of itself and the other Secured Parties, a security interest in all of such Grantor’s right, title and interest in the following property now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest, and wherever located or deemed located (collectively, the “Collateral”), as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations:

(i)	all Accounts;

(ii)	all cash and currency;

(iii)	all Chattel Paper;

(iv)	all Commercial Tort Claims identified on Schedule 3.9;

(v)	all Deposit Accounts;

(vi)	all Documents;

(vii)	all Equipment;

(viii)	all Fixtures;

(ix)	all General Intangibles;

(x)	all Instruments;

(xi)	all Intellectual Property;

(xii)	all Inventory;

(xiii)	all Investment Property;

(xiv)	all Letter of Credit Rights;

(xv)	all Vehicles;

(xvi)	all other personal property not otherwise described above;

(xvii)	all books and records pertaining to the Collateral; and

(xviii)	to the extent not otherwise included, all Proceeds and products of any and all of the foregoing and all collateral security and Supporting Obligations (as now or hereafter defined in the UCC) given by any Person with respect to any of the foregoing;

provided, however, that this Agreement shall not constitute a grant of security interest in (and the term “Collateral” shall be deemed not to include) (A) any United States intent-to-use trademark applications to the extent that, and solely during the period in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark applications under applicable federal law and (B) more than 66% of the issued and outstanding voting Equity Interests (within the meaning of Section 956 of the Code), if any, of any Foreign Subsidiary.

(b)                                 Notwithstanding clause (a) of this Section 2.01, the payment and performance of the Obligations shall not be secured by any Financial Hedging Agreement between any Grantor and an Arranger or a Lender or any Affiliate of an Arranger or a Lender.

Section 2.02. Grantors Remain Liable. Anything herein to the contrary notwithstanding: (a) each Grantor shall remain liable under the contracts and agreements included in the Collateral to the extent set forth therein to perform all of its duties and obligations thereunder to the same extent as if this Agreement had not been executed, (b) the exercise by the Collateral Agent of any of the rights hereunder shall not release any Grantor from any of its duties or obligations under the contracts and agreements included in the Collateral, (c) no Secured Party shall have any obligation or liability under the contracts and agreements included in the Collateral by reason of this Agreement, nor shall any Secured Party be obligated to perform any of the obligations or duties of any Grantor thereunder or to take any action to collect or enforce any claim for payment assigned hereunder, and (d) no Secured Party shall have any liability in contract or tort for any Grantor’s acts or omissions.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent, the Collateral Agent and the Lenders to enter into the Credit Agreement, to induce the Lenders to make their respective Loans to the Borrower and the Issuing Bank to issue Letters of Credit thereunder and to induce the entry into any Financial Hedging Agreement by the Secured Party counterparty party thereto, each Grantor hereby represents and warrants to the Collateral Agent and each other Secured Party that:

Section 3.01. Existence. Each Grantor is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being and hereafter proposed to be conducted and is duly qualified and authorized to do business in each jurisdiction in which the character of its properties or the nature of its business requires such qualification and authorization other than in such jurisdiction where failure to so qualify could not reasonably be expected to have a Material Adverse Effect.

Section 3.02. Authorization of Agreement; No Conflict. Each Grantor has the right, power and authority and has taken all necessary corporate and other action to authorize the execution, delivery and performance of this Agreement. This Agreement has been duly executed and delivered by the duly authorized officers of each Grantor and this Agreement constitutes the legal, valid and binding obligation of the Grantors enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar state or federal debtor relief laws from time to time in effect which affect the enforcement of creditors’ rights in general and the availability of equitable remedies. The execution, delivery and performance by the Grantors of this Agreement will not, by the passage of time, the giving of notice or otherwise, violate any material provision of any Applicable Law or Material Contract and will not result in the creation or imposition of any Lien, other than the Security Interests, upon or with respect to any property or revenues of any Grantor.

Section 3.03. Consents. No approval, consent, exemption, authorization or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by or enforcement against any Grantor or any Subsidiary Issuer of this Agreement, except (i) as may be required by laws affecting the offering and sale of securities generally, (ii) filings with the United States Copyright Office and/or the United States Patent and Trademark Office and (iii) filings under the UCC and/or the Assignment of Claims Act.

Section 3.04. Perfected First Priority Liens. Each financing statement naming any Grantor as a debtor is in appropriate form for filing in the appropriate filing offices of the states specified on Schedule 3.6. The Security Interests granted pursuant to this Agreement (a) constitute valid perfected security interests in all of the Collateral in favor of the Collateral Agent, for the ratable benefit of itself and the other Secured Parties, as collateral security for the Obligations, enforceable in accordance with the terms hereof against all creditors of such Grantor and any Persons purporting to purchase any Collateral from such Grantor and (b) are prior to all other Liens on the Collateral in existence on the date hereof except for Permitted Liens.

Section 3.05. Title; No Other Liens. Except for the Security Interests, each Grantor owns each item of the Collateral free and clear of any and all Liens or claims other than Permitted Liens. No financing statement under the UCC of any state which names a Grantor as debtor or other public notice with respect to all or any part of the Collateral is on file or of record in any public office, except such as have been filed in favor of the Collateral Agent, for the ratable benefit of itself and the other Secured Parties, pursuant to this Agreement or in connection with Permitted Liens. No Collateral is in the possession or Control of any Person asserting any claim thereto or security interest therein, except that (a) the Collateral Agent or its designee may have possession or Control of Collateral as contemplated hereby, (b) a depositary bank may have Control of a Deposit Account owned by a Grantor at such depositary bank and a Securities Intermediary may have Control over a Securities Account owned by a Grantor at such Securities Intermediary, in each case subject to the terms of any Deposit Account control agreement or Securities Account control agreement, as applicable and to the extent required by Section 4, in favor of the Collateral Agent, and (c) a bailee, consignee or other Person may have possession of the Collateral as contemplated by, and so long as, the applicable Grantors have complied to the satisfaction of the Collateral Agent with the applicable provisions of Section 4.

Section 3.06. State of Organization; Location of Inventory; Equipment and Fixtures; Other Information.

(a)                                  The exact legal name of each Grantor is set forth on Schedule 3.6.

(b)                                 Each Grantor is a Registered Organization organized under the laws of the state identified on Schedule 3.6 under such Grantor’s name. The taxpayer identification number and Registered Organization number of each Grantor is set forth on Schedule 3.6 under such Grantor’s name.

(c)                                  All Collateral consisting of Inventory or Equipment (other than Inventory and Equipment held on marine vessels or leased in the ordinary course of business, in transit, or Equipment temporarily moved to another location for repair or refurbishment) and Fixtures (whether now owned or hereafter acquired) is (or will be) located at the locations specified on Schedule 3.6, except as otherwise permitted hereunder or under the Credit Agreement.

(d)                                 The mailing address, chief place of business, chief executive office and office where each Grantor keeps its books and records relating to the Accounts, Documents, General Intangibles, Instruments and Investment Property in which it has any interest is located at the locations specified on Schedule 3.6 under such Grantor’s name. No Grantor has any other places of business except those separately set forth on Schedule 3.6 under such Grantor’s name. No Grantor does business nor has done business during the past five years under any trade name or fictitious business name except as disclosed on Schedule 3.6 under such Grantor’s name. Except as disclosed on Schedule 3.6 under such Grantor’s name, no Grantor has acquired assets from any Person, other than assets acquired in the ordinary course of such Grantor’s business, during the past five years.

Section 3.07. Accounts. Each existing Account constitutes, and each hereafter arising Account will constitute, the legally valid and binding obligation of the applicable Account Debtor. The amount represented by each Grantor to the Collateral Agent as owing by each Account Debtor is, or will be, the correct amount actually and unconditionally owing, except for normal cash discounts and allowances where applicable. No Account Debtor has any defense, setoff, claim or counterclaim against any Grantor that can be asserted against the Collateral Agent, whether in any proceeding to enforce the Collateral Agent’s rights in the Collateral or otherwise except defenses, setoffs, claims or counterclaims that are not, in the aggregate, material to the value of the Accounts. None of the Accounts is, nor will any hereafter arising Account be, evidenced by a promissory note or other Instrument, other than a check, that has not been pledged to the Collateral Agent in accordance with the terms hereof.

Section 3.08. Chattel Paper. As of the date hereof, no Grantor holds any Chattel Paper in the ordinary course of its business.

Section 3.09. Commercial Tort Claims. As of the date hereof, all Commercial Tort Claims owned by any Grantor and where the reasonably expected amount to be recovered from such claim exceeds $500,000 are listed on Schedule 3.9.

Section 3.10. Deposit Accounts. As of the date hereof, all Deposit Accounts (including, without limitation, cash management accounts that are Deposit Accounts) owned by any Grantor are listed on Schedule 3.10.

Section 3.11. Intellectual Property.

(a)                                  All United States Copyright registrations, Copyright applications, issued Patents, Trademark registrations, Trademark applications and domain names owned by any Grantor in its own name on the date hereof is listed on Schedule 3.11.

(b)                                 Except as set forth in Schedule 3.11 on the date hereof, none of the Intellectual Property owned by any Grantor is the subject of any written licensing or franchise agreement pursuant to which such Grantor is the licensor or franchisor, except as could not reasonably be expected to have a Material Adverse Effect.

Section 3.12. Inventory. Collateral consisting of Inventory is of good and merchantable quality, free from any material defects. To the knowledge of each Grantor, none of such Inventory is subject to any licensing, Patent, Trademark, trade name or Copyright with any Person that restricts any Grantor’s ability to manufacture and/or sell such Inventory. The completion of the manufacturing process of such Inventory by a Person other than the applicable Grantor would be permitted under any contract to which such Grantor is a party or to which the Inventory is subject.

Section 3.13. Investment Property; Partnership/LLC Interests.

(a)                                  As of the date hereof, all Investment Property (including, without limitation, Securities Accounts and cash management accounts that are Investment Property) and all Partnership/LLC Interests owned by any Grantor is listed on Schedule 3.13.

(b)                                 All Investment Property and all Partnership/LLC Interests issued by any Subsidiary Issuer to any Grantor (i) have been duly and validly issued and, if applicable, are fully paid and nonassessable, (ii) are beneficially owned as of record by such Grantor and (ii) constitute all the issued and outstanding shares of all classes of the capital stock or equity interest of such Subsidiary Issuer issued to such Grantor.

(c)                                  None of the Partnership/LLC Interests (i) are traded on a Securities exchange or in Securities markets, (ii) by their terms expressly provide that they are Securities governed by Article 8 of the UCC or (iii) are Investment Company Securities.

Section 3.14. Instruments. As of the date hereof, no Grantor holds any Instruments or is named a payee of any promissory note or other evidence of indebtedness, other than the notes listed on Schedule 3.14.

Section 3.15. Representations in Credit Agreement. In the case of each Grantor (other than the Borrower), the representations and warranties set forth in Article 3 of the Credit Agreement as they relate to such Grantor or to any Loan Document to which such Grantor is a party are true and correct on and as of the date hereof (or, in the case of any Additional Grantor, on and as of the date such Person becomes a party hereto), except to the extent such representations and warranties expressly relate to an earlier date.

ARTICLE 4
COVENANTS

Until the Obligations shall have been paid in full and the Commitments terminated, unless consent has been obtained in the manner provided for in Section 7.01, each Grantor covenants and agrees that:

Section 4.01. Maintenance of Perfected Security Interest; Further Information.

(a)                                  Each Grantor shall maintain the Security Interest created by this Agreement as a perfected Security Interest having at least the priority described in Section 3.04 and shall defend such Security Interest against the claims and demands of all Persons whomsoever.

(b)                                 Each Grantor will furnish to the Collateral Agent and the other Secured Parties from time to time statements and schedules further identifying and describing the assets and property of such Grantor and such other reports in connection therewith as the Collateral Agent may reasonably request, all in reasonable detail.

Section 4.02. Maintenance of Insurance. Each Grantor will maintain, with financially sound and reputable companies, insurance policies in accordance with Section 5.06 of the Credit Agreement.

Section 4.03. Changes in Locations; Changes in Name or Structure. No Grantor will, except upon 15 days’ prior written notice to the Collateral Agent and delivery to the Collateral Agent of (a) all additional financing statements (executed if necessary for any particular filing jurisdiction) and other instruments and documents reasonably requested by the Collateral Agent to maintain the validity, perfection and priority of the Security Interests and (b) if applicable, a written supplement to the Schedules of this Agreement:

(i)             permit any Deposit Account to be held by or at a depositary bank other than the depositary bank that held such Deposit Account as of the date hereof as set forth on Schedule 3.10;

(ii)          permit any of the Inventory or Equipment (other than Inventory and Equipment held on marine vessels or leased in the ordinary course of business, in transit, or Equipment temporarily moved to another location for repair or refurbishment) and Fixtures (whether now owned or hereafter acquired) to be kept at a location other than those listed on Schedule 3.6, except as otherwise permitted hereunder or under the Credit Agreement;

(iii)       permit any Investment Property (other than Certificated Securities delivered to the Collateral Agent pursuant to Section 4.05) to be held by a Securities Intermediary other than the Securities Intermediary that held such Investment Property as of the date hereof as set forth on Schedule 3.13;

(iv)      change its jurisdiction of organization or the location of its chief executive office from that identified on Schedule 3.6; or

(v)         change its name, identity or corporate or organizational structure to such an extent that any financing statement filed by the Collateral Agent in connection with this Agreement would become misleading.

Section 4.04. Required Notifications. Each Grantor shall promptly notify the Collateral Agent, in writing, of: (a) any Lien (other than the Security Interests or Permitted Liens) on any of the Collateral which would adversely affect the ability of the Collateral Agent to exercise any of its remedies hereunder, (b) the occurrence of any other event which could reasonably be expected to have a Material Adverse Effect on the aggregate value of the Collateral or on the Security Interests, (c) any Collateral which, to the knowledge of such Grantor, constitutes a Government Contract, and (d) the acquisition or ownership by such Grantor of any (i) Commercial Tort Claim where the reasonably expected amount to be recovered from such claim exceeds $500,000, (ii) Deposit Account, or (iii) Investment Property after the date hereof.

Section 4.05. Delivery Covenants. Each Grantor will deliver and pledge to the Collateral Agent, for the ratable benefit of itself and the other Secured Parties, to the extent such items constitute Collateral, all Certificated Securities, Partnership/LLC Interests evidenced by a certificate, negotiable Documents with respect to any Collateral which exceeds $500,000 in value, Instruments, and Tangible Chattel Paper owned or held by such Grantor, in each case, together with an Effective Endorsement and Assignment and all Supporting Obligations, as applicable, unless such delivery and pledge has been waived in writing by the Collateral Agent.

Section 4.06. Control Covenants.

(a)                                  Each Grantor shall instruct (and otherwise use its reasonable efforts to cause) (i) each depositary bank (other than the Collateral Agent) holding a Deposit Account owned by such Grantor and (ii) each Securities Intermediary holding any Investment Property owned by such Grantor, to execute and deliver a control agreement, sufficient to provide the Collateral Agent with Control of such Deposit Account or Investment Property, and otherwise in form and substance satisfactory to the Collateral Agent (any such depositary bank executing and delivering any such control agreement, a “Controlled Depositary”, and any such Securities Intermediary executing and delivering any such control agreement, a “Controlled Intermediary”). In the event any such depositary bank or Securities Intermediary refuses to execute and deliver such control agreement, the Collateral Agent, in its sole discretion, may require the applicable Deposit Account and Investment Property to be transferred to the Collateral Agent or a Controlled Depositary or Controlled Intermediary, as applicable.

(b)                                 Each Grantor will take such actions and deliver all such agreements as are requested by the Collateral Agent to provide the Collateral Agent with Control of all Letter of Credit Rights and Electronic Chattel Paper owned or held by such Grantor, including, without limitation, with respect to any such Electronic Chattel Paper, by having the Collateral Agent identified as the assignee of the Record(s) pertaining to the single authoritative copy thereof.

(c)                                  If any Collateral (other than Collateral specifically subject to the provisions of Section 4.06(a) and Section 4.06(b)) exceeding in value $500,000 in the aggregate (such Collateral exceeding such amount, the “Excess Collateral”) is at any time in the possession or control of any consignee, warehouseman, bailee (other than a carrier transporting Inventory to a purchaser in the ordinary course of business), processor, or any other third party, such Grantor shall promptly notify the Collateral Agent thereof and, upon request of the Collateral Agent, notify in writing such Person of the Security Interests created hereby, shall use its reasonable efforts to obtain such Person’s agreement in writing to hold all such Collateral for the Collateral Agent’s account subject to the Collateral Agent’s instructions, and shall use its reasonable efforts to cause such Person to issue and deliver to the Collateral Agent warehouse receipts, bills of lading or any similar documents relating to such Collateral together with an Effective Endorsement and Assignment; provided that if such Grantor is not able to obtain such agreement and cause the delivery of such items, the Collateral Agent, in its sole discretion, may require such Excess Collateral to be moved to another location specified thereby. Further, each Grantor shall perfect and protect such Grantor’s ownership interests in all Inventory stored with a consignee against creditors of the consignee by filing and maintaining financing statements against the consignee reflecting the consignment arrangement filed in all appropriate filing offices, providing any written notices required to notify any prior creditors of the consignee of the consignment arrangement, and taking such other actions as may be appropriate to perfect and protect such Grantor’s interests in such inventory under Section 2-326, Section 9-103, Section 9-324 and Section 9-505 of the UCC or otherwise. All such financing statements filed pursuant to this Section 4.06(c) shall be assigned, on the face thereof, to the Collateral Agent, for the ratable benefit of itself and the other Secured Parties.

Section 4.07. Filing Covenants. Pursuant to Section 9-509 of the UCC and any other Applicable Law, each Grantor authorizes the Collateral Agent to file or record financing statements and other filing or recording documents or instruments with respect to the Collateral without the signature of such Grantor in such form and in such offices as the Collateral Agent determines appropriate to perfect the Security Interests of the Collateral Agent under this Agreement. Such financing statements may describe the Collateral in the same manner as described herein or may contain an indication or description of Collateral that describes such property in any other manner as the Collateral Agent may determine, in its sole discretion, is necessary, advisable or prudent to ensure the perfection of the Security Interest in the Collateral granted herein, including, without limitation, describing such property as “all assets” or “all personal property”. Further, a photographic or other reproduction of this Agreement shall be sufficient as a financing statement or other filing or recording document or instrument for filing or recording in any jurisdiction. Grantor hereby authorizes, ratifies and confirms all financing statements and other filing or recording documents or instruments filed by Collateral Agent prior to the date of this Agreement.

Section 4.08. Accounts.

(a)                                  Other than in the ordinary course of business consistent with prudent business practice, no Grantor will (i) grant any extension of the time of payment of any Account, (ii) compromise or settle any Account for less than the full amount thereof, (iii) release, wholly or partially, any Account Debtor, (iv) allow any credit or discount whatsoever on any Account or (v) amend, supplement or modify any Account, in each case with respect to the foregoing clauses (i) through (v) in any manner that could reasonably be expected to adversely affect the value thereof.

(b)                                 Each Grantor will deliver to the Collateral Agent a copy of each material demand, notice or document received by it that questions or calls into doubt the validity or enforceability of any material Account.

(c)                                  The Collateral Agent shall have the right to make test verifications of the Accounts in any manner and through any medium that it reasonably considers advisable, and each Grantor shall furnish all such assistance and information as the Collateral Agent may require in connection with such test verifications. At any time and from time to time, upon the Collateral Agent’s reasonable request and at the expense of the relevant Grantor, such Grantor shall cause independent public accountants or others satisfactory to the Collateral Agent to furnish to the Collateral Agent reports showing reconciliations, aging and test verifications of, and trial balances for, the Accounts.

Section 4.09. Intellectual Property.

(a)                                  Except as could not reasonably be expected to have a Material Adverse Effect, each Grantor (either itself or through licensees) (i) will continue to use each registered Trademark (owned by such Grantor) and Trademark for which an application (owned by such Grantor) is pending, to the extent reasonably necessary to maintain such Trademark in full force free from any claim of abandonment for non-use, (ii) will maintain products and services offered under such Trademark at a level substantially consistent with the quality of such products and services as of the date hereof, (iii) will not (and will not permit any licensee or sublicensee thereof to) do any act or knowingly omit to do any act whereby such Trademark could reasonably be expected to become invalidated or impaired in any way, (iv) will not do any act, or knowingly omit to do any act, whereby any issued Patent owned by such Grantor would reasonably be expected to become forfeited, abandoned or dedicated to the public, (v) will not (and will not permit any licensee or sublicensee thereof to) do any act or knowingly omit to do any act whereby any registered Copyright owned by such Grantor or Copyright for which an application is pending (owned by such Grantor) could reasonably be expected to become invalidated or otherwise impaired and (vi) will not (either itself or through licensees) do any act whereby any material portion of the Copyrights may fall into the public domain.

(b)                                 Each Grantor will notify the Collateral Agent promptly if it knows, or has reason to know, that any application or registration relating to any material Intellectual Property owned by such Grantor may become forfeited, abandoned or dedicated to the public, or of any adverse determination or development (including, without limitation, the institution of, or any such determination or development in, any proceeding in the United States Patent and Trademark Office, the United States Copyright Office or any court or tribunal in any country) regarding such Grantor’s ownership of, or the validity of, any material Intellectual Property owned by such Grantor or such Grantor’s right to register the same or to own and maintain the same.

(c)                                  Whenever such Grantor, either by itself or through any agent, employee, licensee or designee, shall file an application for the registration of any Intellectual Property with the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency in any other country or any political subdivision thereof, such Grantor shall report such filing to the Collateral Agent within five (5) Business Days after the last day of the fiscal quarter in which such filing occurs. Upon request of the Collateral Agent, such Grantor shall execute and deliver, and have recorded, any and all agreements, instruments, documents, and papers as the Collateral Agent may reasonably request to evidence the Secured Parties’ security interest in any material Copyright, Patent or Trademark and the goodwill and General Intangibles of such Grantor relating thereto or represented thereby.

(d)                                 Each Grantor will take all reasonable and necessary steps, at such Grantor’s sole cost and expense, including, without limitation, in any proceeding before the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency in any other country or any political subdivision thereof, to maintain and pursue each application (and to obtain the relevant registration) and to maintain each registration of the material Intellectual Property, including, without limitation, filing of applications for renewal, affidavits of use and affidavits of incontestability.

(e)                                  In the event that any material Intellectual Property owned by a Grantor is infringed, misappropriated or diluted by a third party, the applicable Grantor shall (i) at such Grantor’s sole cost and expense, take such actions as such Grantor shall reasonably deem appropriate under the circumstances to protect such Intellectual Property and (ii) if such Intellectual Property is of material economic value, promptly notify the Collateral Agent after it learns of such infringement, misappropriation or dilution.

Section 4.10. Investment Property; Partnership/LLC Interests.

(a)                                  Without the prior written consent of the Collateral Agent, no Grantor will (i) vote to enable, or take any other action to permit, any Subsidiary Issuer to issue any Investment Property or Partnership/LLC Interests, except for such additional Investment Property or Partnership/LLC Interests that will be subject to the Security Interest granted herein in favor of the Collateral Agent to the extent required herein, or (ii) enter into any agreement or undertaking restricting the right or ability of such Grantor or the Collateral Agent to sell, assign or transfer any Investment Property or Partnership/LLC Interests or Proceeds thereof. The Grantors will defend the right, title and interest of the Collateral Agent in and to any Investment Property and Partnership/LLC Interests against the claims and demands of all Persons whomsoever.

(b)                                 If any Grantor shall become entitled to receive or shall receive (i) any Certificated Securities (including, without limitation, any certificate representing a stock dividend or a distribution in connection with any reclassification, increase or reduction of capital or any certificate issued in connection with any reorganization), option or rights in respect of the ownership interests of any Issuer, whether in addition to, in substitution of, as a conversion of, or in exchange for, any Investment Property, or otherwise in respect thereof, or (ii) any sums paid upon or in respect of any Investment Property upon the liquidation or dissolution of any Issuer, such Grantor shall accept the same as the agent of the Secured Parties, hold the same in trust for the Secured Parties, segregated from other funds of such Grantor, and promptly deliver the same to the Collateral Agent in accordance with the terms hereof.

Section 4.11. Equipment. Each Grantor will maintain each material item of Equipment in good working order and condition (reasonable wear and tear and obsolescence excepted), and in accordance in all material respects with any manufacturer’s manual, and will timely provide all maintenance, service and repairs reasonably necessary for such purpose and will promptly furnish to the Collateral Agent a statement respecting any material loss or damage to any of the Equipment.

Section 4.12. Vehicles. Upon the request of the Collateral Agent upon the occurrence and during the continuance of an Event of Default, all applications for certificates of title or ownership indicating the Collateral Agent’s first priority Lien on the Vehicle covered by such certificate, and any other necessary documentation, shall be filed in each office in each jurisdiction which the Collateral Agent shall deem reasonably advisable to perfect its Liens on the Vehicles. Prior thereto, each certificate of title or ownership relating to each Vehicle shall be maintained by the applicable Grantor in accordance with Applicable Law to reflect the ownership interest of such Grantor.

Section 4.13. Further Assurances. Upon the request of the Collateral Agent and at the sole expense of the Grantors, each Grantor will promptly and duly execute and deliver, and have recorded, such further instruments and documents and take such further actions as the Collateral Agent may reasonably request for the purpose of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted, including, without limitation, (i) the collateral assignment of any Material Contract, (ii) with respect to Government Contracts, collateral assignment agreements and notices of collateral assignment, in form and substance satisfactory to the Collateral Agent, duly executed by any Grantors party to such Government Contract in compliance with the Assignment of Claims Act (or analogous state Applicable Law), and (iii) all applications, certificates, instruments, registration statements, and all other documents and papers the Collateral Agent may reasonably request and as may be required by law in connection with the obtaining of any consent, approval, registration, qualification, or authorization of any Person deemed necessary or appropriate for the effective exercise of any rights under this Agreement.

ARTICLE 5
REMEDIAL PROVISIONS

Section 5.01. General Remedies. If an Event of Default shall occur and be continuing, the Collateral Agent, on behalf of the Secured Parties, may exercise, in addition to all other rights and remedies granted to them in this Agreement and in any other instrument or agreement securing, evidencing or relating to the Obligations, all rights and remedies of a secured party under the UCC or any other Applicable Law. Without limiting the generality of the foregoing, the Collateral Agent, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon any Grantor or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived), may in such circumstances forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or may forthwith sell, lease, assign, give option or options to purchase, or otherwise dispose of and deliver the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of the Collateral Agent or any other Secured Party or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk. The Collateral Agent may disclaim any warranties of title, possession and quiet enjoyment. The Collateral Agent or any other Secured Party shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in any Grantor, which right or equity is hereby waived and released. Each Grantor further agrees, at the Collateral Agent’s request, to assemble the Collateral and make it available to the Collateral Agent at places which the Collateral Agent shall reasonably select, whether at such Grantor’s premises or elsewhere. To the extent permitted by Applicable Law, each Grantor waives all claims, damages and demands it may acquire against the Collateral Agent or any other Secured Party arising out of the exercise by them of any rights hereunder except to the extent any such claims, damages, or demands result solely from the gross negligence or willful misconduct of the Collateral Agent or any other Secured Party, in each case against whom such claim is asserted. If any notice of a proposed sale or other disposition of Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least ten (10) days before such sale or other disposition.

Section 5.02. Specific Remedies.

(a)                                  Reserved.

(b)                                 Upon the occurrence and during the continuance of an Event of Default:

(i)             the Collateral Agent may communicate with Account Debtors of any Account subject to a Security Interest and upon the request of the Collateral Agent, each Grantor shall notify (such notice to be in form and substance satisfactory to the Collateral Agent) its Account Debtors and parties to the Material Contracts subject to a Security Interest that such Accounts and the Material Contracts have been assigned to the Collateral Agent, for the ratable benefit of itself and the other Secured Parties;

(ii)          each Grantor shall forward to the Collateral Agent, on the last Business Day of each week, deposit slips related to all cash, money, checks or any other similar items of payment received by the Grantor during such week, and, if requested by the Collateral Agent, copies of such checks or any other similar items of payment, together with a statement showing the application of all payments on the Collateral during such week and a collection report with regard thereto, in form and substance satisfactory to the Collateral Agent.

(iii)       whenever any Grantor shall receive any cash, money, checks or any other similar items of payment relating to any Collateral (including any Proceeds of any Collateral), such Grantor agrees that it will, within one (1) Business Day of such receipt, deposit all such items of payment into the Collateral Account or in a Deposit Account at a Controlled Depositary and until such Grantor shall deposit such cash, money, checks or any other similar items of payment in the Collateral Account or in a Deposit Account at a Controlled Depositary, such Grantor shall hold such cash, money, checks or any other similar items of payment in trust for the Collateral Agent and the other Secured Parties and as property of the Collateral Agent and the other Secured Parties, separate from the other funds of such Grantor, and the Collateral Agent shall have the right to transfer or direct the transfer of the balance of each Deposit Account to the Collateral Account. All such Collateral and Proceeds of Collateral received by the Collateral Agent hereunder shall be held by the Collateral Agent in the Collateral Account as collateral security for all the Obligations and shall not constitute payment thereof until applied as provided in Section 5.04.

(iv)      the Collateral Agent shall have the right to receive any and all cash dividends, payments or distributions made in respect of any Investment Property or Partnership/LLC Interests or other Proceeds paid in respect of any Investment Property or Partnership/LLC Interests, and any or all of any Investment Property or Partnership/LLC Interests shall be registered in the name of the Collateral Agent or its nominee, and the Collateral Agent or its nominee may thereafter exercise (A) all voting, corporate and other rights pertaining to such Investment Property or Partnership/LLC Interests at any meeting of shareholders, partners or members of the relevant Issuers and (B) any and all rights of conversion, exchange and subscription and any other rights, privileges or options pertaining to such Investment Property or Partnership/LLC Interests as if it were the absolute owner thereof (including, without limitation, the right to exchange at its discretion any and all of the Investment Property or Partnership/LLC Interests upon the merger, consolidation, reorganization, recapitalization or other fundamental change in the corporate, partnership or company structure of any Issuer or upon the exercise by any Grantor or the Collateral Agent of any right, privilege or option pertaining to such Investment Property or Partnership/LLC Interests, and in connection therewith, the right to deposit and deliver any and all of the Investment Property or Partnership/LLC Interests with any committee, depositary, transfer agent, registrar or other designated agency upon such terms and conditions as the Collateral Agent may determine), all without liability except to account for property actually received by it; but the Collateral Agent shall have no duty to any Grantor to exercise any such right, privilege or option and the Collateral Agent and the other Secured Parties shall not be responsible for any failure to do so or delay in so doing. In furtherance thereof, each Grantor hereby authorizes and instructs each Issuer with respect to any Collateral consisting of Investment Property and Partnership/LLC Interests to (i) comply with any instruction received by it from the Collateral Agent in writing that (A) states that an Event of Default has occurred and is continuing and (B) is otherwise in accordance with the terms of this Agreement, without any other or further instructions from such Grantor, and each Grantor agrees that each Issuer shall be fully protected in so complying, and (ii) except as otherwise expressly permitted hereby, pay any dividends, distributions or other payments with respect to any Investment Property or Partnership/LLC Interests directly to the Collateral Agent; and

(v)         the Collateral Agent shall be entitled to (but shall not be required to):  (A) proceed to perform any and all obligations of the applicable Grantor under any Material Contract and exercise all rights of such Grantor thereunder as fully as such Grantor itself could, (B) do all other acts which the Collateral Agent may deem necessary or proper to protect its Security Interest granted hereunder, provided such acts are not inconsistent with or in violation of the terms of any of the Credit Agreement, of the other Loan Documents or Applicable Law, and (C) sell, assign or otherwise transfer any Material Contract in accordance with the Credit Agreement, the other Loan Documents and Applicable Law, subject, however, to the prior approval of each other party to such Material Contract, to the extent required under such Material Contract

(c)                                  Unless an Event of Default shall have occurred and be continuing and the Collateral Agent shall have given notice to the relevant Grantor of the Collateral Agent’s intent to exercise its corresponding rights pursuant to Section 5.02(b), each Grantor shall be permitted to receive all cash dividends, payments or other distributions made in respect of any Investment Property and Partnership/LLC Interests, in each case paid in the normal course of business of the relevant Issuer and consistent with past practice, to the extent permitted in the Credit Agreement, and to exercise all voting and other corporate, company and partnership rights with respect to any Investment Property and Partnership/LLC Interests; provided that, no vote shall be cast or other corporate, company and partnership right exercised or other action taken which, in the Collateral Agent’s reasonable judgment, would impair the Collateral or which would result in a Default or Event of Default under any provision of the Credit Agreement, this Agreement or any other Loan Document.

Section 5.03. Private Sale. Each Grantor recognizes that the Collateral Agent may be unable to effect a public sale of Collateral constituting Securities, by reason of certain prohibitions contained in the Securities Act and applicable state securities laws or otherwise, and may be compelled to resort to one or more private sales thereof to a restricted group of purchasers which will be obliged to agree, among other things, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof. Each Grantor acknowledges and agrees that any such private sale may result in prices and other terms less favorable than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner. The Collateral Agent shall be under no obligation to delay a sale of any such Securities for the period of time necessary to permit the Issuer thereof to register such securities for public sale under the Securities Act, or under applicable state securities laws, even if such Issuer would agree to do so. Each Grantor agrees to use its best efforts to do or cause to be done all such other acts as may be necessary to make such sale or sales of all or any portion of such Securities valid and binding and in compliance with any and all other Applicable Laws.

Section 5.04. Application of Proceeds. At such intervals as may be agreed upon by the Borrower and the Collateral Agent, or, if an Event of Default shall have occurred and be continuing, at any time at the Collateral Agent’s election, the Collateral Agent shall apply all or any part of the Collateral or any Proceeds of the Collateral in payment in whole or in part of the Obligations (after deducting all reasonable costs and expenses of every kind incurred in connection therewith or incidental to the care or safekeeping of any of the Collateral or in any way relating to the Collateral or the rights of the Collateral Agent and the other Secured Parties hereunder) as follows:

first,                                  to pay the expenses of any sale or other disposition, including reasonable compensation to agents of and counsel for the Administrative Agent and the Collateral Agent, and all expenses, liabilities and advances incurred or made by the Administrative Agent and the Collateral Agent in connection with the Security Documents, and any other amounts then due and payable to the Administrative Agent and the Collateral Agent pursuant to Section 7.04 or pursuant to Section 9.05 of the Credit Agreement;

second,                 to pay ratably all interest (including interest accruing after the filing of any bankruptcy or similar petition (or that would accrue but for the operation of applicable bankruptcy or insolvency laws), regardless of whether allowed or allowable in such proceeding) and fees on the Obligations, until payment in full of all such interest and fees shall have been made;

third,                            to pay the unpaid principal of the Obligations (including, in the case of any Financial Hedging Obligations, any termination payments) ratably, until payment in full of the principal of all Obligations shall have been made;

fourth,                      to pay all other Obligations and Cash Management Obligations ratably, until payment in full of all such other Obligations and Cash Management Obligations shall have been made; and

finally,                    to pay to the relevant Grantor, or as a court of competent jurisdiction may direct, any surplus then remaining from the proceeds of the Collateral owned by it.

Only after (i) the payment by the Collateral Agent of any other amount required by any provision of law, including, without limitation, Section 9-610 and Section 9-615 of the UCC and (ii) the payment in full of the Obligations and the termination of the Commitments, shall the Collateral Agent account for the surplus, if any, to any Grantor, or to whomever may be lawfully entitled to receive the same (if such Person is not a Grantor).

Section 5.05. Waiver; Deficiency. Each Grantor hereby waives, to the extent permitted by Applicable Law, all rights of redemption, appraisement, valuation, stay, extension or moratorium now or hereafter in force under any Applicable Law in order to prevent or delay the enforcement of this Agreement or the absolute sale of the Collateral or any portion thereof. Each Grantor shall remain liable for any deficiency if the proceeds of any sale or other disposition of the Collateral are insufficient to pay its Obligations and the fees and disbursements of any attorneys employed by the Collateral Agent or any other Secured Party to collect such deficiency.

ARTICLE 6
THE COLLATERAL AGENT

Section 6.01. Collateral Agent’s Appointment as Attorney-in-fact.

(a)                                  Each Grantor hereby irrevocably constitutes and appoints the Collateral Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Grantor and in the name of such Grantor or in its own name, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Agreement, and, without limiting the generality of the foregoing, each Grantor hereby gives the Collateral Agent the power and right, on behalf of such Grantor, without notice to or assent by such Grantor, to do any or all of the following upon the occurrence and continuation of an Event of Default:

(i)             in the name of such Grantor or its own name, or otherwise, take possession of and indorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due under any Account or Material Contract subject to a Security Interest or with respect to any other Collateral and file any claim or take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Collateral Agent for the purpose of collecting any and all such moneys due under any Account or Material Contract subject to a Security Interest or with respect to any other Collateral whenever payable;

(ii)          in the case of any Intellectual Property, execute and deliver, and have recorded, any and all agreements, instruments, documents and papers as the Collateral Agent may request to evidence the Secured Parties’ Security Interest in such Intellectual Property and the goodwill and General Intangibles of such Grantor relating thereto or represented thereby;

(iii)       pay or discharge taxes and Liens levied or placed on or threatened against the Collateral, effect any repairs or any insurance called for by the terms of this Agreement and pay all or any part of the premiums therefor and the costs thereof;

(iv)      execute, in connection with any sale provided for in this Agreement, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Collateral; and

(v)         (A) direct any party liable for any payment under any of the Collateral to make payment of any and all moneys due or to become due thereunder directly to the Collateral Agent or as the Collateral Agent shall direct; (B) ask or demand for, collect, and receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral; (C) sign and indorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications, notices and other documents in connection with any of the Collateral; (D) commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any portion thereof and to enforce any other right in respect of any Collateral; (E) defend any suit, action or proceeding brought against such Grantor with respect to any Collateral; (F) settle, compromise or adjust any such suit, action or proceeding and, in connection therewith, give such discharges or releases as the Collateral Agent may deem appropriate; (G) assign any Copyright, Patent or Trademark (along with the goodwill of the business to which any such Copyright, Patent or Trademark pertains), for such term or terms, on such conditions, and in such manner, as the Collateral Agent shall in its sole discretion determine; and (H) generally, sell, transfer, pledge and make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Collateral Agent were the absolute owner thereof for all purposes, and do, at the Collateral Agent’s option and such Grantor’s expense, at any time, or from time to time, all acts and things which the Collateral Agent deems necessary to protect, preserve or realize upon the Collateral and the Secured Parties’ Security Interests therein and to effect the intent of this Agreement, all as fully and effectively as such Grantor might do.

(b)                                 If any Grantor fails to perform or comply with any of its agreements contained herein, the Collateral Agent, at its option, but without any obligation so to do, may perform or comply, or otherwise cause performance or compliance, with such agreement in accordance with the provisions of Section 6.01(a).

(c)                                  The expenses of the Collateral Agent incurred in connection with actions taken pursuant to the terms of this Agreement, together with interest thereon at a rate per annum equal to the highest rate per annum at which interest would then be payable on any category of past due ABR Loans under the Credit Agreement, from the date of payment by the Collateral Agent to the date reimbursed by the relevant Grantor, shall be payable by such Grantor to the Collateral Agent on demand.

(d)                                 Each Grantor hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof in accordance with Section 6.01(a). All powers, authorizations and agencies contained in this Agreement are coupled with an interest and are irrevocable until this Agreement is terminated and the Security Interests created hereby are released.

Section 6.02. Duty of Collateral Agent. The Collateral Agent’s sole duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession, under Section 9-207 of the UCC or otherwise, shall be to deal with it in the same manner as the Collateral Agent deals with similar property for its own account. Neither the Collateral Agent, any other Secured Party nor any of their respective officers, directors, employees or agents shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Grantor or any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof. The powers conferred on the Collateral Agent and the other Secured Parties hereunder are solely to protect the Secured Parties’ interests in the Collateral and shall not impose any duty upon the Collateral Agent or any other Secured Party to exercise any such powers. The Collateral Agent and the other Secured Parties shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act hereunder, except for their own gross negligence or willful misconduct.

Section 6.03. Authority of Collateral Agent. Each Grantor acknowledges that the rights and responsibilities of the Collateral Agent under this Agreement with respect to any action taken by the Collateral Agent or the exercise or non exercise by the Collateral Agent of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Agreement shall, as between the Collateral Agent and the other Secured Parties, be governed by the Credit Agreement and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Collateral Agent and the Grantors, the Collateral Agent shall be conclusively presumed to be acting as agent for the Secured Parties with full and valid authority so to act or refrain from acting, and no Grantor shall be under any obligation, or entitlement to make any inquiry respecting such authority.

ARTICLE 7
MISCELLANEOUS

Section 7.01. Amendments in Writing. None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except in accordance with Section 9.08 of the Credit Agreement.

Section 7.02. Notices. All notices, requests and demands to or upon the Collateral Agent or any Grantor hereunder shall be effected in the manner provided for in Section 9.01 of the Credit Agreement.

Section 7.03. No Waiver by Course of Conduct; Cumulative Remedies. Neither the Collateral Agent nor any other Secured Party shall by any act (except by a written instrument pursuant to Section 7.01), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default. No failure to exercise, nor any delay in exercising on the part of the Collateral Agent or any other Secured Party, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Collateral Agent or any other Secured Party of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which the Collateral Agent or such other Secured Party would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

Section 7.04. Enforcement Expenses; Indemnification.

(a)                                  Each Grantor agrees to pay or reimburse the Collateral Agent and each other Secured Party for all its costs and expenses incurred in connection with enforcing or preserving any rights under this Agreement and the other Loan Documents to which such Grantor is a party (including, without limitation, in connection with any workout, restructuring, bankruptcy or other similar proceeding), including, without limitation, the reasonable fees and disbursements of counsel (including the allocated fees and expenses of in-house counsel) to the Collateral Agent and of counsel to each other Secured Party.

(b)                                 Each Grantor agrees to pay, and to save the Collateral Agent and the other Secured Parties harmless from, any and all liabilities with respect to, or resulting from any delay in paying, any and all stamp, excise, sales or other taxes which may be payable or determined to be payable with respect to any of the Collateral or in connection with any of the transactions contemplated by this Agreement.

(c)                                  Each Grantor agrees to pay, and to save the Collateral Agent and the other Secured Parties harmless from any and all liabilities, obligations, losses, damages, penalties, costs and expenses in connection with actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement to the extent the Borrower would be required to do so pursuant to Section 9.05 of the Credit Agreement.

(d)           The agreements in this Section 7.04 shall survive termination of the Commitments and repayment of the Obligations and all other amounts payable under the Credit Agreement and the other Loan Documents.

Section 7.05. Waiver of Jury Trial; Preservation of Remedies.

(a)           Waiver of Jury Trial. TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE COLLATERAL AGENT, EACH LENDER, EACH OTHER SECURED PARTY (BY VIRTUE OF ACCEPTING THE BENEFITS OF THIS AGREEMENT) AND EACH GRANTOR HEREBY IRREVOCABLY WAIVES THEIR RESPECTIVE RIGHTS TO A JURY TRIAL WITH RESPECT TO ANY ACTION, CLAIM OR OTHER PROCEEDING ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS AGREEMENT, THE OTHER LOAN DOCUMENTS, ANY NOTES ISSUED PURSUANT TO THE CREDIT AGREEMENT, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THEREUNDER, OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS.

(b)           Preservation of Certain Remedies. The parties hereto and to the other Loan Documents and any Financial Hedging Agreement preserve, without diminution, certain remedies that such Persons may employ or exercise freely, either alone, in conjunction with or during a Dispute. Each such Person shall have and hereby reserves the right to proceed in any court of proper jurisdiction or by self help to exercise or prosecute the following remedies, as applicable:  (i) all rights to foreclose against any real or personal property or other security by exercising a power of sale granted in the Loan Documents or under Applicable Law or by judicial foreclosure and sale, including a proceeding to confirm the sale, (ii) all rights of self help including peaceful occupation of property and collection of rents, set off, and peaceful possession of property, (iii) obtaining provisional or ancillary remedies including injunctive relief, sequestration, garnishment, attachment, appointment of receiver and in filing an involuntary bankruptcy proceeding, and (iv) when applicable, a judgment by confession of judgment. Preservation of these remedies does not limit the power of an arbitrator to grant similar remedies that may be requested by a party in a Dispute.

Section 7.06. Successors and Assigns. This Agreement shall be binding upon the successors and assigns of each Grantor and shall inure to the benefit of each Grantor (and shall bind all Persons who become bound as a Grantor to this Collateral Agreement), the Collateral Agent and the other Secured Parties and their successors and assigns; provided that no Grantor may assign, transfer or delegate any of its rights or obligations under this Agreement without the prior written consent of the Collateral Agent (given in accordance with Section 7.01).

Section 7.07. Setoff. Each Grantor hereby irrevocably authorizes the Collateral Agent and each Lender and each of their respective Affiliates at any time and from time to time pursuant to Section 9.06 of the Credit Agreement, without notice to such Grantor or any other Grantor, any such notice being expressly waived by each Grantor, to set off and appropriate and apply any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by the Collateral Agent, such Lender or any such Affiliate to or for the credit or the account of such Grantor, or any part thereof in such amounts as the Collateral Agent, such Lender or any such Affiliate may elect, against and on account of the obligations and liabilities of such Grantor to the Collateral Agent or such Lender hereunder and claims of every nature and description of the Collateral Agent or such Lender against such Grantor, in any currency, whether arising hereunder, under the Credit Agreement, any other Loan Document or otherwise, as the Collateral Agent or such Lender may elect, whether or not the Collateral Agent or any Lender has made any demand for payment and although such obligations, liabilities and claims may be contingent or unmatured. The Collateral Agent, each Lender and the relevant Affiliate shall notify such Grantor promptly of any such set off and the application made by the Collateral Agent, such Lender or such Affiliate of the proceeds thereof; provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of the Collateral Agent, each Lender and their respective Affiliates under this Section 7.07 are in addition to other rights and remedies (including, without limitation, other rights of set off) which the Collateral Agent, such Lender or any such Affiliate may have.

Section 7.08. Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by telecopy), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

Section 7.09. Severability. Any provision of this Agreement or any other Loan Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remainder of such provision or the remaining provisions hereof or thereof or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 7.10. Section Headings. The Section headings used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

Section 7.11. Integration. This Agreement and the other Loan Documents represent the agreement of the Grantors, the Collateral Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Collateral Agent or any Lender relative to subject matter hereof and thereof not expressly set forth or referred to herein or in the other Loan Documents.

Section 7.12. Governing Law. This Agreement shall be governed by, construed, interpreted and enforced in accordance with, the laws of the State of New York.

Section 7.13. Jurisdiction; Consent to Service of Process. (a) Each Grantor hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, the other Loan Documents or any Financial Hedging Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Collateral Agent or any other Secured Party may otherwise have to bring any action or proceeding relating to this Agreement, the other Loan Documents or any Financial Hedging Agreement against any Grantor or its properties in the courts of any jurisdiction.

(b)           Each Grantor hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement, the other Loan Documents or any Financial Hedging Agreement in any New York State or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c)           Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01 of the Credit Agreement. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 7.14. Acknowledgements.

(a)           Each Grantor hereby acknowledges that:  (i) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents to which it is a party, (ii) neither the Collateral Agent nor any other Secured Party has any fiduciary relationship with or duty to any Grantor arising out of or in connection with this Agreement, any of the other Loan Documents or any Financial Hedging Agreement, and the relationship between the Grantors, on the one hand, and the Collateral Agent and other Secured Parties, on the other hand, in connection herewith or therewith is solely that of debtor and creditor, (iii) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby or thereby among the other Secured Parties or among the Grantors and the other Secured Parties and (iv) it has the sole responsibility for, and has adequate means of, obtaining from the Borrower and any other Grantor such information concerning the financial condition, business and operations of the Borrower and any such other Grantor as the Grantor requires, and that the Secured Parties have no duty, and the Grantor is not relying on any Secured Party at any time, to disclose to the Grantor any information relating to the business, operations or financial condition of the Borrower or any other Grantor (the Grantor waiving any duty on the part of any Secured Party to disclose such information and any defense relating to the failure to provide the same).

(b)           Each Issuer party to this Agreement acknowledges receipt of a copy of this Agreement and agrees to be bound thereby and to comply with the terms thereof insofar as such terms are applicable to it. Each Issuer agrees to provide such notices to the Collateral Agent as may be necessary to give full effect to the provisions of this Agreement.

Section 7.15. Additional Grantors. Each Subsidiary of the Borrower that is required to become a party to this Agreement pursuant to Section 5.14 of the Credit Agreement shall become a Grantor for all purposes of this Agreement upon execution and delivery by such Subsidiary of a joinder agreement in form and substance satisfactory to the Collateral Agent.

Section 7.16. Releases.

(a)           At such time as the Obligations shall have been paid in full and the Commitments have been terminated, the Collateral shall be released from the Liens created hereby, and this Agreement and all obligations (other than those expressly stated to survive such termination) of the Collateral Agent and each Grantor hereunder shall terminate, all without delivery of any instrument or performance of any act by any party, and all rights to the Collateral shall revert to the Grantors. At the request and sole expense of any Grantor following any such termination, the Collateral Agent shall deliver to such Grantor any Collateral held by the Collateral Agent hereunder, and execute and deliver to such Grantor such documents as such Grantor shall reasonably request to evidence such termination.

(b)           Subject to Section 3.04(b) of the Intercreditor Agreement, if any of the Collateral shall be sold, transferred or otherwise disposed of by any Grantor (other than to another Grantor) in a transaction permitted by the Credit Agreement, then the Collateral Agent, at the request and sole expense of such Grantor, shall execute and deliver to such Grantor all releases or other documents reasonably necessary or desirable for the release of the Liens created hereby on such Collateral. Subject to Section 3.04(b) of the Intercreditor Agreement, in the event that all the capital stock of any Grantor shall be sold, transferred or otherwise disposed of (other than to another Grantor) in a transaction permitted by the Credit Agreement, then, at the request of the Borrower and at the expense of the Grantors, such Grantor shall be released from its obligations hereunder and under the Guaranty Agreement; provided that the Borrower shall have delivered to the Collateral Agent, at least ten (10) Business Days prior to the date of the proposed release, a written request for release identifying the relevant Grantor and the terms of the sale or other disposition in reasonable detail, including the price thereof and any expenses in connection therewith, together with a certification by the Borrower stating that such transaction is in compliance with the Credit Agreement and the other Loan Documents.

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IN WITNESS WHEREOF, the parties hereto have caused this Collateral Agreement to be executed by their duly authorized officers, all as of the day and year first written above.

GLOBAL GEOPHYSICAL SERVICES, INC., as Grantor

By:
Name:
Title:

GGS INTERNATIONAL HOLDINGS, INC., as Grantor and Issuer

By:
Name:
Title:

AUTOSEIS, INC., as Grantor and Issuer

By:
Name:
Title:

CREDIT SUISSE, CAYMAN ISLANDS BRANCH, as Collateral Agent

By:
Name:
Title:

By:
Name:
Title: